Exhibit 3.2
CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION OF
BEAUTY BRANDS GROUP, INC.

THE UNDERSIGNED, Marc Sharinn, Terrence A. Tecco and Colm O. Wrynn, being the President, Secretary/Treasurer and Chief Financial Officer, respectively, of Beauty Brands Group, Inc., a Florida corporation (the “Corporation”) hereby certifies as follows:

1.           The Board of Directors of the Corporation, by unanimous written consent executed October 4, 2006, adopted a resolution to amend the Articles of Incorporation of the Corporation, as amended, to effect a 1 for 150 reverse stock split (the “Reverse Stock Split”) of the Corporation’s Common Stock.

2.           To effect the Reverse Stock Split, the Board of Directors of the Corporation, by unanimous written consent executed on October 4, 2006, approved an amendment to Article 3 of the Articles of Incorporation of the Corporation, as amended, amending and restated Article 3 in its entirety as follows:

(a)           The aggregate number of shares which the Corporation shall have the authority to use is 100,000,000 Shares of common stock, par value $0.10 per share.  There shall be no cumulative voting and pre-emptive rights are denied.  Each share shall not be liable to the Corporation or its creditors for any debts or obligations of the Corporation.

(b)           Simultaneously with the effective date of the filing of this Certificate of Amendment of Articles of Incorporation (the “Effective Date”), each share of common stock, par value $0.10 per share of the Corporation issued and outstanding and all shares held as treasury shares immediately prior to the Effective Date shall be automatically reclassified and continued, without action on the part of the holder thereof, as 1/150th of a share of common stock, par value $0.10 per share.  The Corporation shall not issue fractional shares on account of such reverse split.  Holders of the issued common stock who would otherwise be entitled to a fraction of a share on account of the reverse split shall have such fractional share rounded up to the nearest whole share.

3.           The number of shares of the Corporation entitled to vote on the amendments set forth in this Certificate of Amendment of Articles of Incorporation is 10,098,139 shares of Common Stock.  The amendments contained in the Amendment of Articles of Incorporation have been consented to and approved by the written consent of the holders of a majority of the Common Stock outstanding and entitled to vote thereon.

October 4, 2006
BEAUTY BRANDS GROUP, INC.

By: /s/ Marc Sharinn
Marc Sharinn, President

By: /s/ Colm O. Wrynn
Colm O. Wrynn, Chief Financial Officer

By: /s/ Terrence A. Tecco
Terrence A. Tecco, Secretary & Treasurer